UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM 8-K
________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2021

MSA SAFETY INCORPORATED
(Exact name of registrant as specified in its charter)

Pennsylvania	1-15579	46-4914539
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1000 Cranberry Woods Drive
Cranberry Township,	Pennsylvania	16066-5207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 724-776-8600
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	MSA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

    On July 1, 2021, MSA Safety Incorporated (the “Company”) entered into:

•a Third Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement dated July 1, 2021 (the “Prudential Note Agreement”) with PGIM, Inc. (“Prudential”) and the noteholders party thereto that integrated prior amendments to an existing agreement and provided for (i) the issuance of $100 million of 2.69% Series C Senior Notes due July 1, 2036 (the “Series C Notes”) and (ii) the establishment of an uncommitted note issuance facility whereby the Company may request, subject to Prudential’s acceptance in its sole discretion, the issuance of up to $335,000,000,000 aggregate principal amount of senior unsecured notes; and

•a Second Amended and Restated Master Note Facility dated as of July 1, 2021 (the “NYL Note Facility”) with NYL Investors LLC (“NYL Investors”) and the noteholders party thereto that conformed the covenants in the agreement to changes made in the Company’s Fourth Amended and Restated Credit Agreement dated May 24, 2021 (the “Credit Agreement”) with various borrowers named therein, various guarantors named therein, various lenders named therein and PNC Bank, National Association, as Administrative Agent, and provided for (i) the issuance of $100 million of 2.69% Series A Senior Notes due July 1, 2036 (the “Series A Notes” and, together with the Series C Notes, the “Notes”) and (ii) the establishment of an uncommitted note issuance facility whereby the Company may request, subject to NYL Investors’ acceptance in its sole discretion, the issuance of up to $200,000,000,000 aggregate principal amount of senior unsecured notes.

The Prudential Note Agreement and the NYL Note Facility (collectively, the “Note Agreements”) contain customary representations and warranties, covenants and events of default substantially the same as the Credit Agreement. The Note Agreements require the Company to comply with specified financial covenants, including a requirement to maintain a minimum fixed charges coverage ratio of not less than 1.50 to 1.00 and a net leverage ratio not to exceed 3.50 to 1.00 (or not to exceed 4.00 to 1.00 during the three calendar quarters including, and following, certain specified acquisitions); in each case calculated on the basis of the trailing four fiscal quarters. The net leverage ratio is defined as consolidated indebtedness less unencumbered cash exceeding $20 million, divided by consolidated earnings before interest, taxes, amortization and depreciation. In addition, the Note Agreements contain negative covenants limiting the ability of the Company and its subsidiaries to:

•incur additional indebtedness or issue guarantees
•create or incur liens
•make loans and investments
•make acquisitions
•transfer or sell assets
•enter into transactions with affiliated parties
•make changes in its or its subsidiaries’ organizational documents that are materially adverse to the noteholders
•modify the nature of the Company’s or its subsidiaries’ business,

subject to certain exceptions and limitations, including carve-outs and baskets, set forth in the Note Agreements. The Note Agreements also contain certain customary events of default, including defaults triggered by defaults on other debt. Upon a change in control, the Company is required to offer to prepay the entire unpaid principal amount of the Notes, together with accrued interest, plus a make-whole redemption amount calculated as provided in the Note Agreements. Under the Note Agreements, a change in control occurs if a person or group of persons acting in concert acquires beneficial ownership of 50% or more of the outstanding voting stock of the Company.

The Company intends to file copies of the Note Agreements as exhibits to an amendment to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 1, 2021, the Company issued $100 million of Series C Notes under the Prudential Note Agreement and $100 million of Series A Notes under the NYL Note Facility. The Notes bear interest at 2.69% per annum, payable quarterly, and mature on July 1, 2036. The Notes are unsecured but are guaranteed by the Company’s subsidiaries that also guaranteed the Company’s obligations under the Credit Agreement. See Item 1.01 of this current report for a description of the representations, warranties, covenants and events of default that apply to the Series C Notes under the Prudential Note Agreement and the Series A Notes under the NYL Note Facility.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, MSA Safety Incorporated has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSA SAFETY INCORPORATED
(Registrant)

By	/s/ Stephanie L. Sciullo
Stephanie L. Sciullo
Vice President and Chief Legal Officer
Date: July 1, 2021

EXHIBIT INDEX

Exhibit No.	Description

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)